Exhibit 99.1

NEWS RELEASE

Thursday, May 11, 2006

FOR IMMEDIATE RELEASE

PETRO STOPPING CENTERS ANNOUNCES FIRST QUARTER RESULTS AND CONFERENCE CALL

EL PASO, Texas, May 11, 2006 — Petro Stopping Centers, L.P. today announced its operating results for the first quarter ended March 31, 2006.

FINANCIAL HIGHLIGHTS

Net revenue for the first quarter 2006 of $517.0 million was $155.8 million, or 43.1%, higher than the same period in 2005, with comparable unit revenues increasing $115.8 million, or 32.5%. A Petro Stopping Center is considered a comparable unit in 2006 if it was operated twelve months in 2005. The increase in revenue was driven primarily by a 22.2% increase in the average retail selling price per fuel gallon and increased fuel gallons sold, as well as improved non-fuel sales and the addition of new sites. Compared to the same period last year, EBITDA decreased 4.0% to $10.1 million. Net loss of approximately $484,000 was $1.3 million below the same period in 2005 primarily due to lower net fuel margins per gallon and increased operating expenses. Additional depreciation and interest expense related to new sites also contributed to the decrease. No provision for income taxes is reflected in the Company’s consolidated financial statements because of its organization as a partnership.

ANALYST CONFERENCE CALL

Jim Cardwell, President and Chief Operating Officer, and Edward Escudero, Chief Financial Officer and Secretary, will host a conference call on Friday, May 12, 2006 at 11:00 a.m. eastern time to discuss earnings results. The phone number to access the conference call is 1-800-762-4717.

ABOUT PETRO

Petro Stopping Centers, L.P. is a leading owner and operator of large, multi-service truck stops. Since opening the first Petro Stopping Center in 1975, the nationwide network has grown to 64 facilities located in 31 states. Of these locations, 42 are company-operated facilities and 22 are franchised facilities. Petro Stopping Centers are situated at convenient locations with easy highway access and target the unique needs of professional truck drivers. Petro offers a broad range of products, services, and amenities, including diesel fuel, gasoline, home-style Iron Skillet® restaurants, Petro:Lube® truck service centers, and travel and convenience stores.

FORWARD-LOOKING STATEMENTS

All statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and inherently involve certain risks, uncertainties and assumptions that are difficult to predict. These statements are based on the Company’s estimates. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Petro Stopping Centers, L.P. assumes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

NON-GAAP MEASURES

EBITDA is a non-GAAP measure that represents net income (loss) before interest expense, depreciation and amortization, equity in income (loss) of affiliates, less interest income. We regularly utilize EBITDA because we believe this measure is recognized as a supplemental measurement tool widely used by analysts and investors to help evaluate a company’s overall operating performance, its ability to incur and service debt, and its capacity for making capital expenditures. We also use EBITDA, in addition to operating income and cash flows from operating activities, to assess our performance relative to our performance in prior periods.

EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income or cash flow from operations data as a measure under generally accepted accounting principles. EBITDA and the associated period-to-period trends should not be considered in isolation, and may differ in method of calculation from similarly titled measures used by other companies. We believe that it is important for investors to have the opportunity to evaluate us using all of these measures.

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FOR ADDITIONAL INFORMATION CONTACT

Mr. Edward Escudero

Chief Financial Officer and Secretary

(915) 779-4711

www.petrotruckstops.com

PETRO STOPPING CENTERS, L.P.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended March 31,
	2005	2006
Net revenues:
Fuel (including motor fuel taxes)	$297,204	$441,595
Non-fuel	64,031	75,441

Total net revenues	361,235	517,036

Costs and expenses:
Cost of sales
Fuel (including motor fuel taxes)	287,101	430,252
Non-fuel	24,834	30,418
Operating expenses	34,324	41,762
General and administrative	4,436	4,484
Depreciation and amortization	3,888	4,424
Loss on disposition of fixed assets	13	10

Total costs and expenses	354,596	511,350

Operating income	6,639	5,686

Equity in income (loss) of affiliate	(163)	136
Interest income	88	106
Interest expense	(5,783)	(6,412)

Net income (loss)	$781	$(484)

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(in thousands)

	Three Months Ended March 31,
	2005	2006
Net income (loss)	$781	$(484)
Add:
Interest expense	5,783	6,412
Depreciation and amortization	3,888	4,424
Equity in loss of affiliate	163
Less:
Equity in income of affiliate		(136)
Interest income	(88)	(106)

EBITDA	$10,527	$10,110